EXHIBIT 23.3

September 11, 2006

Board of Directors

Oritani Financial Corp.

Oritani Savings Bank

370 Pascack Road

Township of Washington, NJ 07676

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of Oritani Financial Corp. provided by FinPro in the Form MHC 2 and S-1 Registration Statement (“Registration Statement”), including the prospectus filed by Oritani Financial Corp. and any amendments thereto and our opinion regarding subscription rights filed as an exhibit to the Registration Statement referenced above.

Very Truly Yours,

/s/ FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com